Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2010 Year End Results
Operating Income Increases 89%

BRENTWOOD, Tenn., (March 7, 2011) — Advocat Inc. (NASDAQ: AVCA) a premiere provider of long term care services primarily in the Southeast and Southwest, today announced its results for the fourth quarter and year ended December 31, 2010, which included an 89% increase in operating income for the year ended December 31, 2010. On February 25, 2011, the Company declared a fourth quarter dividend of 5.5 cents per common share. The dividend will be paid April 14, 2011 to shareholders of record on March 31, 2011.
For the fourth quarter of 2010 compared to the fourth quarter of 2009, key highlights include the following:
•	Revenue increased 8.5%, to $75.5 million, compared to $69.5 million.

•	Occupancy increased to 78.0% compared to 77.1%.

•	Medicare average daily census increased 3.2% to 521, compared to 505. Total skilled census, Medicare and managed care census combined, increased 5.7% to 591 compared to 559.

•	Medicare rates increased 14.5% following the implementation of the skilled nursing inflation increase, the effects of RUG IV and changes in patient acuity levels.

•	Medicaid rates increased 2.2% due to patient acuity levels and rate increases in certain states.

•	Delivery of Medicare Part B revenues increased by $500,000, or 25%.

•	Net income from continuing operations was $2.0 million compared to $44,000, or $0.34 per diluted common share compared to a loss of $0.01 per diluted common share, after deducting preferred stock dividends.

•	Funds provided by operations were $5.2 million versus $3.0 million or $0.90 compared to $0.51 per diluted common share.
Highlights for the Year Ended December 31, 2010
Key Highlights for 2010 compared to 2009 include the following:
•	Revenue increased 4.7%, to $290.1 million, compared to $277.0 million.

•	Occupancy increased to 78.1% compared to 76.6%.

•	Medicare average daily census increased 1.9% to 544, compared to 534. Total skilled census, Medicare and managed care census combined, increased 3.1%.

•	Delivery of Medicare Part B revenues increased by $1.2 million.

•	Net income from continuing operations was $4.0 million compared to $1.9 million, or $0.62 per diluted common share, compared to $0.26 per diluted common share.

•	Funds provided by operations were $14.9 million compared to $13.1 million or $2.55 per diluted common share compared to $2.26 per diluted common share.
Funds provided by operations is a non-GAAP performance measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release.
CEO Remarks
William R. Council, President and Chief Executive Officer, remarked, “We had a great year in 2010 with an outstanding fourth quarter, reporting earnings of $0.34 per diluted common share. Our accelerated investment in technology, people and training is not only improving our performance in every key measurement but also is building the foundation for higher future returns. In all of our 46 centers we have opportunities to increase occupancy rates and/or raise the percentage of patient acuity levels. We can accomplish these objectives by attracting more skilled nurses and therapists as well as upgrading facilities and investing in electronic medical records. Also, our staff has done a superior job of controlling costs while adding higher levels of capabilities. First class financial results begin with first class patient care and occupancy and skilled mix growth reflect the outstanding care we provide to patients in our nursing centers.”
Other Highlights for the Year Ended 2010
The following table summarizes key revenue and census statistics for the year:

	Year Ended
	December 31
	2010	2009

Skilled nursing occupancy	78.1%	76.6%
As a percent of total census:
Medicare census	13.0%	13.0%
Managed care census	1.4%	1.2%
As a percent of total revenues:
Medicare revenues	30.7%	30.8%
Medicaid revenues	53.4%	54.2%
Managed care revenues	3.0%	2.7%
Average rate per day:
Medicare	$403.67	$397.74
Medicaid	$146.84	$143.65
Managed care	$386.08	$378.85
Patient Revenues
The average Medicare rate per patient day for 2010 increased 1.5% compared to 2009, resulting in a net increase in revenue of $1.2 million. On October 1, 2010 CMS implemented the RUG IV payment system and implemented a Medicare rate increase of 1.7% for the annual SNF market basket adjustment. The combined effect of these rate changes, together with changes in patient acuity levels, increased revenue by $2.7 million in the fourth quarter of 2010.

Partially offsetting these increases was a 1.1% rate decrease implemented by CMS on October 1, 2009.
An increase in Medicare census contributed approximately $1.4 million to the total revenue increase. Medicare average daily census increased 1.9% to 544 in 2010 from 534 in 2009. We experienced an increase of $1.2 million in revenue delivery to our Medicare B patients in 2010 compared to 2009.
Medicaid rates and census contributed approximately $4.9 million of the total revenue increase. The average Medicaid rate per patient day for 2010 increased 2.2% compared to 2009.
Managed care rates and census contributed approximately $1.2 million of the total revenue increase. The average managed care rate per patient day for 2010 increased 1.9% compared to 2009 and managed care average daily census increased 15.7%.
Expenses
Operating expense increased $9.5 million, or 4.3%. This increase is primarily attributable to cost increases related to increased census and skilled mix, wages and other direct costs. Operating expense was 79.0% of revenue in 2010, compared to 79.3% in 2009.
The largest component of operating expenses is wages, which increased to $142.0 million in 2010 from $134.2 million in 2009, an increase of $7.8 million, or 5.8%. The increase in wages was primarily due to labor costs associated with the 2.3% increase in average daily census levels, the 3.1% increase in Medicare and managed care patients, competitive labor markets in most of the areas in which we operate and regular merit and inflationary raises for personnel (increase of approximately 2.0% for the year). We made staffing investments as part of our plan to increase occupancy and skilled mix. These investments included approximately $1.7 million in therapy staffing cost to support the needs of our higher skilled census, $0.3 million in nursing center staffing costs to improve our ability to market to and care for high acuity patients and $0.6 million for increased wages that resulted from the transition to the new MDS 3.0 patient assessment tool in all our facilities.
Professional liability expense was $5.4 million in 2010 compared to $8.2 million in 2009, a decrease of $2.8 million. Our cash expenditures for professional liability costs of continuing operations were $5.1 million and $4.8 million for 2010 and 2009, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.
General and administrative expenses were approximately $19.7 million in 2010 compared to $17.9 million in 2009, an increase of $1.8 million, or 9.8%. This increase includes investment costs of $0.4 million related to the implementation of electronic medical records systems in 20 facilities during the last half of 2010. In addition, we incurred $0.4 million in non-recurring general and administrative expense comprised of charges for severance and hiring costs related to new positions.
Excluding the EMR investment and non-recurring severance and hiring costs, general and administrative expense as a percent of revenue was 6.5% in both years. We experienced higher compensation costs of $0.3 million as a result of new staff positions and average wage increases of 1.6%. As a result of the improvement in net operating income, performance-based incentive expense was $0.8 million higher in 2010.

Balance Sheet
On March 1, 2011 the Company completed the refinancing of its mortgage loan that was set to mature in August 2011. Proceeds of the loan were $23 million, and were used to retire the existing $20.4 million mortgage, pay certain transaction costs, and provide proceeds of $2.4 million to be used for capital improvements at the mortgaged facilities. Interest on the mortgage loan is fixed at 7.07% based on an interest rate swap transaction with the lender. The financing transaction also extended the maturity of the Company’s current $15 million revolving credit facility from March 2013 to March 2016 to adjust its maturity to coincide with the maturity of the mortgage loan. The extension changed the interest rate on revolving credit loans to LIBOR plus 4.5%, compared to LIBOR (subject to a floor of 3.0%) plus 3.5% in the previous arrangement.
Facility Renovations
As of December 31, 2010, the Company has completed renovations at fifteen facilities. The Company is developing plans for additional renovation projects. A total of $22.1 million has been spent on the renovation program to date, with $15.0 million financed through Omega, $6.0 million financed with internally generated cash, and $1.1 million financed with long-term debt. A table is included with this press release summarizing operating results at renovated nursing centers.
Electronic Medical Records
During 2010, we developed a plan to introduce EMR to all our facilities. We expect to complete our EMR implementation plan during the remainder of 2011. It is anticipated that our investment in EMR will provide operational improvements through automation of record keeping and improvement in clinical records quality. Through December 31, 2010, we have capitalized approximately $1.8 million related to our EMR initiative and expensed $0.5 million. We expect to have total expenses during 2010 and 2011 related to implementing our electronic medical record system of between $1.8 million and $2.0 million and total capital expenditures during this period of approximately $3.6 million.
West Virginia Nursing Center
Construction began in November 2010 and it is estimated the center will be completed in late 2011. Once completed, we will lease the center from the real estate developer. The initial lease term is 20 years from the date the center is completed and we have the option to renew the lease for two additional five-year periods as well as the right to purchase the center for a price ranging from 110% to 120% of the total project cost.
Conference Call Information
A conference call has been scheduled for Tuesday, March 8, 2011 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss 2010 year end results.
The conference call information is as follows:

Date:	Tuesday, March 8, 2011
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	(877) 674-2413 (domestic) or (708) 290-1366 (international) The Operator will connect you to Advocat Inc.’s Conference Call

The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.
A replay of the conference call will be accessible two hours after its completion through March 15, 2011 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering passcode 47007855.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS:
Current Assets
Cash and cash equivalents	$8,862	$8,609
Receivables, net	23,916	21,711
Deferred income taxes	4,207	4,792
Other current assets	5,412	6,807

Total current assets	42,397	41,919

Property and equipment, net	38,180	37,362
Deferred income taxes	12,408	13,804
Note receivable, net
Acquired leasehold interest, net	9,380	9,764
Other assets, net	3,153	2,602

TOTAL ASSETS	$105,518	$105,451

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$582	$2,278
Trade accounts payable	3,120	4,537
Accrued expenses:
Payroll and employee benefits	11,047	9,314
Current portion of self-insurance reserves	6,753	7,860
Other current liabilities	4,479	5,596

Total current liabilities	25,981	29,585
Noncurrent Liabilities
Long-term debt, less current portion	23,819	22,551
Self-insurance reserves, less current portion	11,847	12,235
Other noncurrent liabilities	16,748	15,195

Total noncurrent liabilities	52,414	49,981

PREFERRED STOCK	4,918	6,192

SHAREHOLDERS’ EQUITY	22,205	19,693

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$105,518	$105,451

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$75,490	$69,547	$290,130	$276,979

EXPENSES:
Operating	58,757	55,847	229,081	219,567
Lease	5,701	5,584	22,600	21,791
Professional liability	1,269	1,836	5,364	8,228
General and administrative	4,961	4,367	19,680	17,926
Depreciation and amortization	1,524	1,393	5,825	5,446

	72,212	69,027	282,550	272,958

OPERATING INCOME	3,278	520	7,580	4,021

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	—	—	—	191
Other income	—	—	—	549
Interest income	2	2	2	161
Interest expense	(410)	(454)	(1,634	(1,877)
Debt retirement costs	—	—	(127)	—

	(408)	(452)	(1,759)	(976)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,870	68	5,821	3,045
PROVISION FOR INCOME TAXES	(830)	(24)	(1,858)	(1,165)

NET INCOME FROM CONTINUING OPERATIONS	2,040	44	3,963	1,880
DISCONTINUED OPERATIONS	(296)	132	(114)	721

NET INCOME	1,744	176	3,849	2,601
PREFERRED STOCK DIVIDENDS	86	86	344	344

NET INCOME FOR COMMON STOCK	$1,658	$90	$3,505	$2,257

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.34	$(0.01)	$0.63	$0.27
Income from discontinued operations	(0.05)	0.03	(0.02)	0.13

	$0.29	$0.02	$0.61	$0.40

Per common share — diluted
Income (loss) from continuing operations	0.34	$(0.01)	$0.62	$0.26
Income from discontinued operations	(0.05)	0.03	(0.02)	0.13

	$0.29	$0.02	$0.60	$0.39

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,742	5,687	5,732	5,678

Diluted	5,814	5,917	5,854	5,797

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET INCOME	$1,744	$176	$3,849	$2,601
Income (loss) from discontinued operations	(296)	132	(114)	721

Net income from continuing operations	2,040	44	3,963	1,880
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,524	1,393	5,825	5,446
Provision for doubtful accounts	510	376	2,127	1,965
Deferred income tax provision	1,553	(179)	2,041	(528)
Provision (benefit) for self-insured professional liability, net of cash payments	(673)	922	(754)	2,774
Stock-based compensation	110	133	597	689
Amortization of deferred balances	46	99	213	382
Provision for leases in excess of cash payments	113	225	782	1,254
Other	—	—	127	(781)

FUNDS PROVIDED BY OPERATIONS	$5,223	$3,013	$14,921	$13,081

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.91	$0.53	$2.60	$2.30

Diluted	$0.90	$0.51	$2.55	$2.26

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,742	5,687	5,732	5,678

Diluted	5,814	5,917	5,854	5,797

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
RECONCILIATION OF NON-RECURRINGGENERAL AND ADMINISTRATIVE EXPENSE
(In thousands)

	As Reported	Adjustments for	As Adjusted
	Year Ended	non-recurring	Year Ended
	December 31,	EMR and	December 31,
	2010	Severance Costs	2010
Patient revenues	$290,130	—	$290,130
General and administrative expense	$19,680	$(847)	$18,833
General and administrative expense as a % of patient revenue	6.8%		6.5%
The adjustments are for non-recurring EMR and severance costs and are not related to ongoing operations of the Company. These adjustments are not measurements under accounting principles generally accepted in the United States (GAAP) and these measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP and may not be comparable to other similarly described information of other companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
DECEMBER 31, 2010
(Unaudited)

			For the Three Months Ended December 31, 2010
			Skilled					Medicare	Medicaid
	As of		Nursing	Occupancy				Room and	Room and
	December 31, 2010		Weighted	(Note 1)			2010	Board	Board
	Licensed	Available	Average	Licensed	Available		Q4	Revenue	Revenue
	Nursing	Nursing	Daily	Nursing	Nursing	Medicare	Revenue	PPD	PPD
Region	Beds	Beds	Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama	790	783	696	88.1%	88.9%	14.2%	$14.2	$465.15	$168.42
Arkansas	1,311	1,160	946	72.2%	81.5%	14.6%	16.8	409.83	149.54
Kentucky	778	745	672	86.3%	90.2%	10.9%	13.2	423.76	172.48
Tennessee	617	576	498	80.7%	86.4%	15.7%	9.6	442.05	147.16
Texas	1,868	1,675	1,374	73.6%	82.0%	9.6%	21.7	482.51	125.20

Total	5,364	4,939	4,186	78.0%	84.8%	12.4%	$75.5	$445.50	$148.52

			For the Year Ended December 31, 2010
			Skilled					Medicare	Medicaid
	As of		Nursing	Occupancy				Room and	Room and
	December 31, 2010		Weighted	(Note 1)			2010	Board	Board
	Licensed	Available	Average	Licensed	Available		YTD	Revenue	Revenue
	Nursing	Nursing	Daily	Nursing	Nursing	Medicare	Revenue	PPD	PPD
Region	Beds	Beds	Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama (Note 3)	790	783	687	86.9%	87.7%	13.6%	$53.2	$421.44	$166.30
Arkansas	1,311	1,160	961	73.3%	82.8%	14.6%	65.1	382.90	147.31
Kentucky (Note 4)	778	745	665	85.2%	89.2%	11.4%	51.0	394.85	172.85
Tennessee	617	576	495	80.2%	85.9%	16.3%	35.5	395.80	142.44
Texas	1,868	1,675	1,385	74.2%	82.7%	11.1%	85.3	420.30	123.86

Total	5,364	4,939	4,193	78.1%	84.9%	13.0%	$290.1	$403.67	$146.84

Note 1:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 3:	The Alabama region includes nursing centers in Alabama and Florida.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio. Licensed and available beds increased by 15 in Kentucky in January 2010, following the expansion of a facility.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
DECEMBER 31, 2010
(Unaudited)

			Medicare Average Daily
	Occupancy(1)		Census
	Q4	LTM(2)	Q4	LTM(2)
Renovation – Completion Date	2010	Prior	2010	Prior

1st renovation – January 2006	85.4%	64.9%	9.2	8.1
2nd renovation – July 2006	65.6%	71.2%	12.5	12.3
3rd renovation – August 2006	73.5%	45.1%	8.9	5.3
4th renovation – October 2006	80.1%	71.9%	11.1	8.6
5th renovation – February 2007	71.1%	56.2%	11.0	8.0
6th renovation – April 2007	52.8%	47.5%	13.4	12.7
7th renovation – July 2007	78.3%	85.0%	6.9	17.4
8th renovation – January 2008	72.8%	50.9%	10.5	8.9
9th renovation – October 2008	88.4%	83.0%	14.5	17.2
10th renovation – November 2008	85.3%	80.8%	15.2	12.2
11th renovation – March 2009	75.8%	62.5%	7.2	7.0
12th renovation – November 2009	87.5%	86.7%	27.5	24.2
13th renovation – January 2010	97.4%	95.6%	6.1	4.5
14th renovation – July 2010	95.1%	77.6%	23.4	11.8
15th renovation – August 2010	61.8%	68.8%	12.6	19.0

Total	77.3%	69.8%	190.0	177.2

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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